Exhibit 99.2

Contact:	John Beck Ardea Biosciences, Inc. (858) 652-6523 jbeck@ardeabio.com
Ardea Biosciences Provides Additional Results from a Phase 2b Study of
Lesinurad in Combination with Allopurinol at the Annual European Congress of
Rheumatology
Adding Lesinurad to Allopurinol Produced a 91% Response Rate at 28 Weeks in the
Extension Period in Patients Who Failed to Respond to Allopurinol Alone
LONDON, May 25, 2011 — Ardea Biosciences, Inc. (Nasdaq: RDEA) announced today that additional positive clinical and preclinical results from its development program of lesinurad, the Company’s lead product candidate for the treatment of hyperuricemia and gout, were presented at the Annual European Congress of Rheumatology hosted by the European League Against Rheumatism (EULAR) in London, UK.
Results from Primary Dosing Period and Ongoing Extension of Phase 2b Combination Study with Allopurinol
Results presented from the ongoing blinded extension portion of Ardea’s Phase 2b study (study 203) of lesinurad in patients who did not achieve target on allopurinol therapy alone demonstrated that for those patients who have reached week 28 of the extension period, 91 percent of those patients receiving lesinurad in combination with allopurinol achieved serum urate (sUA) levels below the clinically important target of 6 mg/dL. Importantly, continued reductions in sUA were observed beyond the initial 28 days of dosing with a majority of the responding patients remaining on a 200 mg dose of lesinurad thus far in the extension period. These preliminary results are from the extension portion of a 28-day, randomized, double-blind, placebo-controlled Phase 2b study evaluating lesinurad in combination with allopurinol in 208 gout patients with elevated sUA greater than or equal to 6 mg/dL who were not adequately responding despite being on a stable dose of allopurinol. Following the 28-day primary dosing period and at least a two-week washout, 126 patients entered the optional extension period and restarted dosing with 200 mg of lesinurad or placebo. Non-responding patients can be escalated up to 400 mg or 600 mg of lesinurad, at the investigators’ discretion. Currently, 30 patients have been dosed for at least 6 months.
Final results were also presented from the completed 28-day main portion of study 203. At the highest lesinurad dose tested in this study, patients achieved a 30 percent mean reduction in sUA levels after 4 weeks, compared to a 3 percent mean increase on allopurinol plus placebo (p<0.0001). This resulted in a response rate of 79 percent for the 600 mg dose (p<0.0001) using the more rigorous “intent-to-treat” (ITT) analysis and 87 percent using a “last observation carried forward” (LOCF) analysis. As a result, the number of patients taking the combination who achieved the medically recommended target of below 6 mg/dL was more than three times the number of patients who achieved the target on allopurinol alone.
The combination of lesinurad and allopurinol was generally well tolerated in the main 28-day dosing period and has been well tolerated in the ongoing extension period. Adverse events were infrequent, not dose related and comparable between the groups receiving lesinurad and placebo.

Preclinical Data Presented
The Company also presented data from a completed preclinical study evaluating lesinurad’s effect on the hyperuricemia caused by the commonly used diuretic, hydrochlorothiazide. Hypertension is prevalent in gout patients and they are often treated with anti-hypertensive agents such as thiazide diuretics. These agents have for some time been known to reduce uric acid excretion from the kidney, and thus increase sUA levels, which can exacerbate the condition of gout patients. The reduction in uric acid excretion by these agents is believed to be due to activation of a uric acid transporter in the kidney known as OAT4. Results from a completed preclinical study were presented at EULAR showing that lesinurad is an active inhibitor of the OAT4 transporter. This secondary activity may significantly offset the sUA-increasing effects of thiazide diuretics, thereby achieving a secondary benefit for gout patients taking this common treatment for hypertension. Consistent with these preclinical results, a high level of response was observed with lesinurad in the subset of patients receiving thiazide diuretics in study 203.
Results Presented from Phase 1b Study Evaluating the Combination of Lesinurad and Febuxostat
Final results were also presented from a completed Phase 1b study evaluating the combination of lesinurad and febuxostat (Uloric®, Takeda Pharmaceutical Company Limited; Adenuric®, Ipsen and Menarini) in gout patients with sUA of at least 8 mg/dL.
In this Phase 1b clinical study evaluating the use of lesinurad in combination with febuxostat in 21 gout patients, 100 percent of patients receiving the combination achieved sUA levels below 6 mg/dL, compared to 67 percent and 56 percent for patients receiving 40 mg and 80 mg, respectively, of febuxostat alone. With the highest dose of febuxostat combined with either 400 mg or 600 mg lesinurad, 100 percent of patients reached sUA levels below 4 mg/dL. No patient achieved these reduced sUA levels on this dose of febuxostat alone. The combination of lesinurad and febuxostat was well tolerated with no serious adverse events or discontinuations due to adverse events.
“While the 28-day results from our 203 Study were encouraging, the high rate of sustained uric acid lowering achieved during the extension period, using the lower doses of lesinurad, are even more impressive,” said Barry D. Quart, PharmD, President and Chief Executive Officer of Ardea Biosciences. “Continued dosing with 200 mg produced results similar to those seen at 28 days with higher doses, giving us a wide range of doses to consider for the Phase 3 program.”
EULAR Posters and Presentations
Ardea’s presentation and posters presented at EULAR are available on the Company’s website (www.ardeabio.com) under Scientific Publications under the following titles:
•	Efficacy and Safety of Lesinurad (RDEA594), A Novel Uricosuric Agent, Given in Combination with Allopurinol in Allopurinol-Refractory Gout Patients: Randomized, Double-Blind, Placebo-Controlled, Phase 2b Study

•	Lesinurad (RDEA594), A Novel Investigational Uricosuric Agent for Hyperuricemia and Gout, Blocks Transport of Uric Acid Induced by Hydrochlorothiazide

•	Lesinurad (RDEA594), A Novel Uricosuric Agent, In Combination with Febuxostat Shows Significant Additive Urate Lowering Effects in Gout Patients with 100% Response Achieved For All Combination Dose Regimens
About Hyperuricemia and Gout
Gout is a painful, debilitating and progressive disease caused by abnormally elevated levels of uric acid in the blood stream. This leads to the deposition of painful, needle-like uric acid crystals in and around the connective tissue of the joints and in the kidneys, resulting in inflammation, the formation of disfiguring nodules, intermittent attacks of severe pain and kidney damage. In addition, evidence suggests that the chronic elevation of uric acid associated with gout, known as hyperuricemia, may also have systemic consequences, including an increased risk for kidney dysfunction and cardiovascular disease.
In 2008, approximately 8.3 million patients in the U.S., 6.4 million patients in the European Union and 2.9 million patients in Japan were diagnosed with gout. Gout is the most common form of inflammatory arthritis in men over the age of 40 and represents a significant unmet medical need with limited treatment options.
About Lesinurad
Our most advanced product candidate for the treatment of hyperuricemia and gout, lesinurad is an oral, once-daily inhibitor of URAT1, a transporter in the kidney that regulates uric acid excretion from the body. Approximately 90 percent of gout patients are considered to be under-excretors of uric acid, and recent studies have shown that defects in renal transporters have been genetically linked to gout. Consequently, increasing renal excretion of uric acid by moderating URAT1 transporter activity may provide the most physiologically appropriate treatment for gout. In addition, because increasing the excretion of serum uric acid is additive to the effects of drugs that decrease the production of uric acid, such as allopurinol and febuxostat, lesinurad in combination with such drugs has the potential to treat the significant portion of the gout population that is not adequately treated with existing therapies.
Lesinurad has been evaluated as a single agent and in combination with the approved xanthine oxidase inhibitors, allopurinol and febuxostat. Over 500 people have received lesinurad in Phase 1 and 2 clinical trials.
About Ardea Biosciences, Inc.
Ardea Biosciences, Inc., of San Diego, California, is a biotechnology company focused on the development of small-molecule therapeutics for the treatment of serious diseases. Lesinurad, our lead product candidate for the treatment of hyperuricemia and gout, is a once-daily, oral inhibitor of the URAT1 transporter. We have completed Phase 2b clinical studies of lesinurad and continue to advance the drug in longer term extensions in preparation for Phase 3 development. Our next-generation URAT1 inhibitor program is currently in preclinical development. BAY 86-9766 (RDEA119), is a potent and specific inhibitor of mitogen-activated ERK kinase (MEK) for the treatment of cancer being developed under a global license agreement with Bayer HealthCare AG. BAY 86-9766 is currently in a Phase 2 study in patients with hepatocellular carcinoma in combination with sorafenib (Nexavar®; Bayer, Onyx Pharmaceuticals) and a Phase 1/Phase 2 study in patients with advanced pancreatic cancer in combination with gemcitabine.
Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding our plans and goals, the expected properties and benefits of lesinurad, BAY 86-9766 (RDEA119) and our other compounds and the timing and results of our preclinical, clinical and other studies. Risks that contribute to the uncertain nature of the forward-looking statements include risks related to the outcome of preclinical and clinical studies, risks related to regulatory approvals, delays in commencement of preclinical and clinical studies, costs associated with our drug discovery and development programs, and risks related to the outcome of our business development activities, including collaboration or license agreements. These and other risks and uncertainties are described more fully in our most recently filed SEC documents, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, under the headings “Risk Factors.” All forward-looking statements contained in this press release speak only as of the date on which they were made. We undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.
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